CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated March 31, 2026, relating to the financial statements and financial highlights of City National Rochdale Select Strategies Fund, which are included in Form N-CSR for the year ended January 31, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Investment Advisor and Other Fund Service Providers”, “Financial Statements” and “Appendix B- Summary of Proxy Voting Policy” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

May 28, 2026